UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 14, 2016 (October 13, 2016)

Trinity Place Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-8546	22-2465228
(Commission File Number)	(IRS Employer Identification No.)

717 Fifth Avenue

New York, New York 10022
(Address of principal executive offices and zip code)

(212) 235-2190
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 13, 2016, a wholly-owned subsidiary of Trinity Place Holdings Inc. (“TPH”) entered into the Limited Liability Company Agreement (the “Joint Venture Agreement”) of Pacolet Trinity 223 Partners, LLC (the “Joint Venture”) to form a joint venture with an affiliate of Pacolet Milliken Enterprises, Inc. (“Pacolet”, together with TPH, the “Members” and each a “Member”). The Joint Venture Agreement provides for the ownership and operation of 223 North 8th Street, Brooklyn, or The Berkley (the “Property”), in which each of TPH and Pacolet will indirectly own a 50% interest. The Property is a newly constructed luxury multi-family property with 95 units encompassing approximately 65,000 rentable square feet. The Property has a 25-year 421-a real estate tax abatement, as 20% of the units have been designated as affordable rate units and the remaining 80% of the units are market rate units.

223 N 8th Street Owner, LLC (“Owner”) entered into a purchase and sale agreement (“PSA”) to acquire the Property from 223 North 8th Partners LLC for a purchase price of $68,875,000. All of the membership interests in the Owner, initially held indirectly by Pacolet, have been transferred to the Joint Venture. Prior to the transfer, the Members, pursuant to a cost sharing agreement, paid an initial deposit of $6,887,500 upon the Owner entering into the PSA, which was funded equally by the Members and is non-refundable other than upon seller default or failure of certain closing conditions to be satisfied. The purchase price will be funded through acquisition debt financing secured by the Owner and cash on hand. The acquisition of the Property is expected to close in the fourth quarter of 2016.

Under the Joint Venture Agreement, each of the Members contributed 50% of the initial capital. Thereafter, all equity capital required by the Joint Venture to operate the Property in accordance with the Joint Venture’s approved business plan will be contributed by each of the Members in accordance with their respective ownership percentages, which is initially 50% for each Member.

The Joint Venture will engage third-party property management and leasing firms to manage the day-to-day operations of the Property. All material Joint Venture operating decisions, inclusive of the business plan and budget as well as all major decisions, are subject to the approval of both Members. If the Members are unable to agree on any major decision as provided for in the Joint Venture Agreement, either Member has the right to initiate a “buy-sell” between the Members after the first anniversary of the signing of the Joint Venture Agreement. The Joint Venture Agreement gives each Member the right to cause the sale of the Property following a lockout period lasting until the third anniversary of the Joint Venture Agreement, subject to the other Member having a right of first offer to buy the Property.

Each Member is prohibited from transferring its membership interest in the Joint Venture or allowing the transfer of more than 75% of the equity in, or other change of control of, such Member. Transfers of interests in Trinity Place Holdings Inc. and Pacolet Milliken Enterprises, Inc. are permitted without the approval of any Member or other party, provided that in the event of a transfer of more than fifty percent (50%) of the interests of either entity, the Member that is affiliated with the entity subject to the transfer must provide notice to the other Member promptly after learning of the transfer, and the Member that is not affiliated with the transferring entity may then elect to initiate a “buy-sell.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Place Holdings Inc.

Date: October 14, 2016	/s/ Steven Kahn
Steven Kahn
Chief Financial Officer